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                     May 6, 2024

       Gagan Dhingra
       Interim Chief Financial Officer
       Lucid Group, Inc.
       7373 Gateway Boulevard
       Newark, CA 94560

                                                        Re: Lucid Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 27,
2024
                                                            File No. 001-39408

       Dear Gagan Dhingra:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing